Exhibit 10.7

EXECUTION VERSION

ASSUMPTION

THIS ASSUMPTION (this “Assumption”) dated as of December 16, 2014, is executed by Forest Oil Corporation, a New York corporation (successor by merger to Sabine Oil & Gas LLC, a Delaware limited liability company (the “Predecessor”)) (the “Assumptor”). Each capitalized term used but not otherwise defined herein has the meaning given such term in the Credit Agreement referred to below.

R E C I T A L S

A. The Predecessor was the Borrower under that certain Credit Agreement, dated as of December 14, 2012 (together with the annexes, exhibits and schedules thereto and as amended from time to time, the “Credit Agreement”), among the Predecessor, Bank of America, N.A., as administrative agent, the lenders party thereto and the other parties thereto.

B. The Assumptor desires to assume all of the obligations of the Borrower pursuant to Section 9.14 of the Credit Agreement, under and as defined in the Credit Agreement and agrees as follows:

1. Assumption. The Assumptor hereby (i) unconditionally assumes all obligations of the Borrower, on the terms set forth in Section 9.14 of the Credit Agreement, (ii) represents that the merger by which the Assumptor became the successor to the Predecessor is in compliance with the requirements set forth in Section 9.14 of the Credit Agreement and (iii) agrees to be bound by all other applicable provisions of the Loan Documents and the Intercreditor Agreement and to perform all of the obligations and agreements of the “Borrower” under the Loan Documents and the Intercreditor Agreement.

2. Miscellaneous.

(a) Representations. The Assumptor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary , to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, expect where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect. The transactions contemplated hereby and by the Loans Documents and Intercreditor Agreement are within the Assumptor’s corporate powers, and have been duly authorized by all necessary organizational and, if required, action by any holders of its Equity Interests. This Agreement has been duly executed and delivered by the Assumptor and this Agreement and (upon the effectiveness of this Agreement) the Loan Documents and the Intercreditor Agreement constitute legal, valid and binding obligations of the Assumptor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or enforceability thereof generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Effectiveness. This Agreement shall become effective when it shall have been executed by the Assumptor and delivered to the Administrative Agent.

(c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the Assumptor has caused this Assumption to be duly executed as of the date first written above.

FOREST OIL CORPORATION,
as Assumptor

By:	/s/ David Sambrooks
Name:	David Sambrooks
Title:	Chief Executive Officer

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